Exhibit 4.1

SHEPHERD’S FINANCE, LLC

FIXED RATE SUBORDINATED NOTES

INDENTURE

DATED AS OF SEPTEMBER 16, 2022

U.S. Bank Trust Company, National Association

AS

TRUSTEE

CROSS-REFERENCE TABLE

Trust Indenture		Indenture
Act Section		Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.8; 7.10; 11.2
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.6
	(b)	11.3
	(c)	11.3
313	(a)	7.6
	(b)(1)	N.A.
	(b)(2)	7.6
	(c)	11.2
	(d)	7.6
314	(a)	4.2; 11.2
	(b)	N.A.
	(c)(1)	11.4
	(c)(2)	11.4
	(c)(3)	N.A.
	(d)	N.A.
	(e)	11.5
	(f)	4.3
315	(a)	7.1(b)
	(b)	7.5; 11.2
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a)(last sentence)	2.10
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.5
318	(a)	11.1

N.A. means not applicable.

* This Cross-Reference Table is not part of the Indenture.

i

ii

iii

iv

v

Section 11.10. Variable Provisions.	33

Section 11.11. Governing Law.	34

Section 11.12. No Adverse Interpretation of Other Agreements.	34

Section 11.13. Successors.	34

Section 11.14. Severability.	34

vi

INDENTURE dated as of September 16, 2022, between Shepherd’s Finance, LLC, a Delaware limited liability company (“Company”), and U.S. Bank Trust Company, National Association, a national banking association (“Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Fixed Rate Subordinated Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“Affiliate” means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

“Agent” means any Registrar, Paying Agent, or co-registrar.

“Board of Managers” means the Board of Managers of the Company or any authorized committee of the Board of Managers.

“Company” means the party named as such above until a successor replaces it and thereafter means the successor or any other obligor with respect to the Notes.

“Company Order” means an order signed in the name of the Company by its Chief Executive Officer, President, a Vice President, its Treasurer, or Secretary, and delivered to the Trustee.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may give notice to the Company.

“Date of Issue” means the date that the Company receives proper documentation and the funds for the purchase of a Note if such funds are received prior to 3:00 p.m. on a business day or the next business day if the Company receives such funds on a non-business day or on or after 3:00 p.m. on a business day. For this purpose, the Company’s business days will be deemed to be Monday through Friday, except on Florida legal holidays.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

“Holder” or “Certificateholder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Material Subsidiary” means any majority-owned subsidiary of the Company that is material to the business of the Company, taken as a whole.

1

“Notes” means the Fixed Rate Subordinated Notes described herein issued under this Indenture.

“Officer” means the principal executive officer, principal financial officer or principal accounting officer of the Company.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Principal” of a debt security means the principal of the security plus the premium, if any, on the security.

“Responsible Officer” means, with respect to the Trustee, any officer of the Trustee assigned to the Corporate Trust Department (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.1 and Section 7.5 shall also include any other officer of the Trustee’s to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“SEC” means the United States Securities and Exchange Commission.

“Stated Maturity” means, when used with respect to a Note, the date specified in such Note as the fixed date on which the principal of such Note and any accrued but unpaid interest is due and payable.

“Subsidiary” means any person of which at least a majority of capital stock having ordinary voting power for the election of directors or other governing body of such person is owned by the Company directly or through one or more subsidiaries.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code 77aaa-77bbbb), as the same may be amended from time to time.

“Trustee” means the party named as such above until a successor replaces it and thereafter means the successor.

Section 1.2. Other Definitions.

Term	Defined in Section

“Bankruptcy Law”	6.1
“Covenant Defeasance” “Custodian”	8.2(c) 6.1
“Debt”	10.2
“Event of Default”	6.1
“Interest Payment Date” “Legal Defeasance” “Legal Holiday”	2.2(b) 8.2(b) 11.7
“Officer”	11.10
“Paying Agent” “Registrar” “Representative”	2.4 2.4 10.2
“Senior Debt”	10.2
“U.S. Government Obligations”	8.1

2

Section 1.3. Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Indenture Securities” means the Notes;

“Indenture Security Holder” means a Certificateholder;

“Indenture to be Qualified” means this Indenture;

“Indenture Trustee” or “Institutional Trustee” means the Trustee; and

“Obligor” on the Notes means the Company.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute, or defined by SEC rule under the TIA have the meanings assigned to them.

Section 1.4. Rules of Construction.

Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles in effect on the date of execution of this Indenture;

(c)	“or” is not exclusive;

(d)	words in the singular include the plural, and in the plural include the singular; and

(e)	provisions apply to successive events and transactions.

3

ARTICLE 2

THE NOTES

Section 2.1. Form and Dating.

The Notes shall be substantially in the form of EXHIBIT A, with such appropriate insertions, omissions, substitutions, and other variations required or permitted by this Indenture. The Notes may have notations, legends, or endorsements required by law, stock exchange rule, or usage, and may be issued in uncertificated or certificated form. If issued in uncertificated form, the Company shall deliver a written or electronic confirmation of the terms of a Note to the Certificateholder thereof.

Section 2.2. Terms.

(a) Amount Unlimited; Terms. The aggregate principal amount of Notes which may be delivered under this Indenture is unlimited. Notes may be issued in one or more series. The initial aggregate principal amount of the Notes to be delivered under this Indenture shall be $70,000,000. The aggregate principal amount may be increased, without the need for approval of any Holders or the Trustee by means of Company Order, as set forth in Section 9.1.

(b) Interest. Interest will be calculated based on the actual number of days the Note is outstanding based on a 365/366 day year. Interest will be earned daily and payable monthly or at maturity at the Holder’s request. If the Holder elects to receive interest at maturity rather than monthly, interest will be compounded monthly. If any payment of the Note is due on a Legal Holiday, then the Holder will not be entitled to payment of the amount due until the following day that is not a Legal Holiday, and no interest will be due as a result of such delay. If the Holder elects to receive interest monthly, interest will be paid on the first business day (not a Legal Holiday) of every month (each an “Interest Payment Date”). The first Interest Payment Date will be the month following the month of the Date of Issue, except that if a Note is issued within the last 10 days preceding an Interest Payment Date, the first interest payment will be made on the next succeeding Interest Payment Date. No payments of interest under fifty dollars will be made, with any interest payment under fifty dollars accruing and earning interest on a monthly compounding basis until the payment due is at least fifty dollars on an Interest Payment Date.

(c) Subordination. The Notes shall be subordinated and junior in right of payment to all Senior Debt of the Company as provided in Article 10.

Section 2.3. Execution.

If the Company, pursuant to Section 9.1, provides for certificated Notes, one Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is delivered, the Note shall nevertheless be valid.

4

Section 2.4. Registrar and Paying Agent.

The Company shall maintain an office or agency where Certificateholders may request registration of transfer or exchange of Notes (“Registrar”) and an office or agency where Certificateholders may demand payment of Notes (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any Paying Agent, Registrar, or co-registrar without notice to any Certificateholder. The term “Paying Agent” includes any additional paying agent. The Company shall notify the Trustee of the name and address of any agent not a party to this Indenture. The Company or any of its Subsidiaries may act as Paying Agent or Registrar. The Company initially appoints itself as Paying Agent and Registrar.

Section 2.5. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Certificateholders or the Trustee all money held by the Paying Agent for the payment of principal or interest on the Notes, and will notify the Trustee of any failure by the Company in making any such payment. While any such failure continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent shall have no further liability for the money. If the Company acts as Paying Agent, it shall segregate and hold in a separate bank account for the benefit of the Certificateholders all money held by it as Paying Agent. The Paying Agent may charge for its expenses in issuing a replacement interest check.

Section 2.6. Certificateholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Certificateholders. If the Trustee is not the Registrar, then the Company shall timely furnish to the Trustee the changes in this list and will furnish an updated list of the names and addresses of Certificateholders in such form and as of such date and at such other times as the Trustee may request in writing.

Section 2.7. Transfer and Exchange.

Upon a request to the Registrar or a co-registrar to register, transfer or to exchange Notes for an equal principal amount of Notes, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfer and exchanges, the Company shall issue Notes at the Registrar’s request. The Company may charge for its expenses in transferring or exchanging a Note.

The Company shall not be required (i) to issue, transfer, or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption pursuant to Section 3.3 and ending at the close of business on the date of such redemption, or (ii) to transfer or exchange any Note selected for redemption in whole or in part.

5

Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange, or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.

To the extent that the Trustee elects to or somehow is deemed to be acting as the Registrar or Paying Agent, the Trustee shall have no obligation or duty to monitor, determine, or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Registrar.

Section 2.8. Replacement Notes.

If the Company, pursuant to Section 9.1, provides for certificated Notes, and if the Holder of a Note claims that the Note has been lost, destroyed, or wrongfully taken, then the Company shall issue a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be sufficient in the judgment of both the Company and the Trustee to protect the Company, the Trustee, or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.9. Outstanding Notes.

The Notes outstanding at any time are all of the Notes delivered by the Company pursuant to this Indenture except for those canceled by it, those delivered to it for cancellation, and those described in this Section as not outstanding.

If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If Notes are considered paid under Section 4.1, they cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Treasury Notes.

In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver, or consent, Notes owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver, or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

6

Section 2.11. Cancellation.

The Company at any time may request that the Registrar cancel any Note. The Registrar shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, or cancellation and shall destroy canceled Notes (subject to any applicable record retention requirements). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Registrar for cancellation.

ARTICLE 3

REDEMPTION

Section 3.1. Applicability of Article.

Redemption of Notes at the election of the Company, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 3.2. Notices to Trustee.

If the Company wants to redeem the Notes pursuant to paragraph 2 of the Notes, it shall notify the Trustee by Officer’s Certificate of the redemption date and the principal amount of Notes to be redeemed. The Company shall give each notice provided for in this Section at least fifty (50) days before the redemption date (unless a shorter notice period shall be satisfactory to the Trustee).

Section 3.3. Selection of Notes to be Redeemed.

If fewer than all the Notes are to be redeemed, the Company shall select the Notes to be redeemed, and so inform the Trustee by Officer’s Certificate, subject to the remainder of this Section. If less than all of a grouping of Notes, as specified by Officer’s Certificate, are to be redeemed, the portion thereof selected for redemption shall be determined ratably or by lot. If fewer than all of such grouping of Notes as specified by Officer’s Certificate are to be redeemed, the Trustee shall then make the selection not more than fifty (50) days before the redemption date from Notes outstanding not previously called for redemption. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.4. Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder of Notes whose Notes are to be redeemed.

7

The notice shall identify the Notes to be redeemed and shall state:

(a)	the redemption date;

(b)	the redemption price, which shall be equal to 100% of the principal amount of the Note, plus accrued interest on a daily basis to the redemption date;

(c)	the name and address of the Paying Agent;

(d)	that certificated Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; and

(e)	that interest on Notes called for redemption ceases to accrue on and after the redemption date.

At the Company’s request, the Trustee, if it is then the Registrar, shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have provided to the Trustee, at least 45 days prior to the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee), the information required by clauses (a) through (e) above.

Section 3.5. Effect of Notice of Redemption.

Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date at the redemption price.

Section 3.6. Deposit of Redemption Price.

On or before the redemption date, the Company shall deposit with the Paying Agent, or if the Company is acting as Paying Agent it shall deposit into a separate bank account pursuant to Section 2.5 hereof, money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.

Section 3.7. Notes Redeemed in Part.

Upon redemption of a certificated Note in part, the Company shall issue for the Holder a new Note equal in principal amount to the unredeemed portion of the partially-redeemed Note.

Section 3.8. Redemption Option Upon Death of Holder.

(a) Subject to the provisions of Article 10 and this Article 3, upon the death of any Holder of one or more Notes, the Company shall be required to redeem Notes held by a Holder of such Notes at the date of such Holder’s death, as requested in the manner, and subject to the limitations, set forth below. The redemption price shall be equal to 100% of the principal amount of the Note plus accrued interest on a daily basis to the redemption date. Redemption of such Notes shall be made as soon as reasonably possible, based on the Company’s then current cash position and needs, but generally within two weeks following the receipt by the Company or the Trustee of all of the following:

(1)	a written request for redemption of the Notes signed by a duly authorized representative of the Holder, which request shall set forth the name of the Holder, the date of death of the Holder and the principal amount of the Notes to be redeemed;

8

(2)	the Notes to be redeemed (if certificated); and

(3)	evidence satisfactory to the Company of the death of such Holder and the authority of the representative to such extent as may be required by the Company.

(b) The Notes held by the Holder shall not be entitled to redemption pursuant to this Section unless the Notes to be redeemed have been registered in the Holder’s name since their Date of Issue.

(c) Authorized representatives of a Holder shall include the following: executors, administrators, or other legal representatives of an estate; trustees of a trust; joint owners of Notes owned in joint tenancy or tenancy by the entirety; attorneys-in-fact; and other persons generally recognized as having legal authority to act on behalf of another.

Section 3.9. Redemption Option at Request of Holder.

(a) Beginning 180 days after the issuance date, at the written request of the Holder delivered to the Company at any time, the Company may, at its option and subject to the restrictions in Article 10 below, but shall not be required to, redeem the Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for the Note, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above over the last 180 days immediately prior to the redemption date.

(b) Notwithstanding the foregoing Section 3.9(a), subject to the restrictions in Article 10 below, at the written request of a Holder of a Note that (i) on the Date of Issue had a duration of 36 months, and (ii) had a Date of Issue of February 4, 2020 or after, such Holder may require the Company to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note, at the stated rate to the redemption date, as follows:

(1)	The Company shall redeem up to $10,000 of such Note within 7 days of the redemption request;

(2)	The Company shall redeem up to an additional $90,000 of such Note within 30 days of the redemption request;

(3)	The Company shall redeem any remaining amount of such Note requested to be redeemed within 90 days of the redemption request; and

(4)	The Company shall redeem all or a portion of such Note if requested by the Holder, regardless of amount, within 1 business day but only if the Holder immediately upon redemption invests the entirety of the proceeds from such redemption in another security then-offered by the Company; provided, however, a Holder may only reinvest in another Note with a duration that is equal to or greater than the period remaining until the maturity date of the Note to be redeemed.

9

For purposes of determining the length of time within which the Company must redeem all or a portion of a Note under this Section 3.9(b), the dollar amount of a given redemption request will be added to any amount or amounts of such Note previously requested to be redeemed that were redeemed by the Company.

(c) Notwithstanding the foregoing Section 3.9(a), subject to the restrictions in Article 10 below, at the written request of a Holder of a Note, such Holder may require the Company to redeem all or a portion of such Note for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for such Note, at the stated rate to the redemption date within 1 business day, but only if the Holder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by the Company, if any; provided, however, (1) a Holder may only reinvest in another Note with a duration that is equal to or greater than the period remaining until the maturity date of the Note to be redeemed and (2) a Holder may only reinvest in a Note with a duration of 36 months if the Note to be redeemed had a duration of 36 months on the Date of Issue.

ARTICLE 4

COVENANTS

Section 4.1. Payment of Notes.

The Company shall pay or cause to be paid the principal of and interest on the Notes on the dates and in the manner provided in the Notes. Principal and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal and interest then due.

Section 4.2. SEC Reports.

The Company shall file with the Trustee within fifteen (15) days after it files them with the SEC copies of the annual reports and quarterly reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) for the Notes which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company also shall comply with the other provisions of TIA Section 314(a).

10

Whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will make available to the Holders of the Notes without cost to any Holder, the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein.

The Company shall be deemed to have furnished such reports to the Holders of the Notes if it has filed such reports with the SEC using the EDGAR filing system or placed such reports on the Company’s website and made them publicly available.

Section 4.3. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within one hundred twenty (120) days after the end of each fiscal year of the Company, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes are prohibited.

(b) The foregoing notwithstanding, the Company shall, so long as any of the Notes are outstanding, promptly, and in any event within 30 days, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.4. Usury Laws.

The Company will not voluntarily claim and will actively resist any attempts to claim the benefit of any usury laws against the Holders of the Notes.

Section 4.5. Money for Note Payments to be Held in Trust.

Whenever the Company shall have one or more Paying Agents, it will, on or prior to each date for the payment of the principal of or interest on the Notes, deposit with a Paying Agent a sum sufficient to pay the principal and interest so becoming due, such sum to be held in trust for the benefit of the persons entitled to such payments; and, unless such Paying Agent is the Trustee, the Company will promptly notify the Trustee of its action or failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(a)	hold all sums held by it for the payment of the principal of and interest on the Notes in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as herein provided;

11

(b)	give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal and interest; and

(c)	at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

Subject to Article 8, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, the Company may at any time pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent, as the case may be, shall be released from all further liability with respect to such money.

Section 4.6. Continued Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence as a limited liability company, and the corporate, partnership, or other existence of each of its Material Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Material Subsidiary and (ii) the rights (charter and statutory), licenses, and franchises of the Company and its Material Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license, or franchise, or the corporate, partnership, or other existence of any of its Material Subsidiaries, if the Board of Managers of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Material Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

ARTICLE 5

SUCCESSORS

The Company shall not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any Person unless the corporation formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale or conveyance shall have been made, assumes by supplemental indenture all the obligations of the Company under the Notes then outstanding and this Indenture.

The Company shall deliver to the Trustee prior to the proposed transaction an Officer’s Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture.

The surviving corporation shall be the successor Company, but the predecessor Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

12

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

An “Event Of Default” occurs if:

(a)	the Company defaults in the payment of interest of any Note when the same becomes due and payable and the Default continues for a period of thirty (30) days;

(b)	the Company defaults in the payment of the principal on any Note when the same becomes due and payable at maturity, upon redemption or otherwise, and the Default continues for a period of thirty (30) days;

(c)	the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Notes or this Indenture and the Default continues for the period and after the notice specified below;

(d)	the Company or any material subsidiary pursuant to or within the meaning of any Bankruptcy Law now or hereafter in effect:

(1)	commences a voluntary proceeding under any such Bankruptcy Law;

(2)	consents to the entry of an order for relief against it in an involuntary Bankruptcy proceeding;

(3)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(4)	makes a general assignment for the benefit of its creditors; or

(5)	generally is unable to pay its debts as the same become due;

(e)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)	is for relief against the Company or any material subsidiary in an involuntary Bankruptcy proceeding;

(2)	appoints a Custodian of the Company or any material subsidiary or for all or substantially all of its property; or

(3)	orders the winding up or liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days.

13

The term “Bankruptcy Law” means Title 11 of the United States Code or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator, or similar official under any Bankruptcy Law.

A Default under clause (c) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure the Default within sixty (60) days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

Section 6.2. Acceleration.

If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable. Upon such declaration the principal and interest owing on the then outstanding Notes shall be due and payable immediately. The Holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration.

Section 6.3. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4. Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of and interest on the Notes.

14

Section 6.5. Control by Majority.

The Holders of not less than a majority in principal amount of the then outstanding Notes may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Holders of the Notes, or would involve the Trustee in personal liability.

Section 6.6. Limitation on Suits.

The Holder of Notes may pursue a remedy with respect to this Indenture or the Notes only if:

(a)	the Holder gives to the Trustee notice of a continuing Event of Default;

(b)	the Holders of at least 25% in principal amount of the then outstanding Notes make a request to the Trustee to pursue the remedy;

(c)	such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability, or expense;

(d)	the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e)	during such sixty (60)-day period the Holders of a majority of principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

No Holder will have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb, or prejudice the rights of any other of such Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the date demand is made for payment therefor, or to bring suit for the enforcement of any such payment on or after such demand date, shall not be impaired or affected without the consent of the Holder.

Section 6.8. Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or Section 6.1(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest and fees remaining unpaid on the Notes with respect to which the Event of Default occurred in each case at the rate per annum borne by the Notes and such amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel.

15

Section 6.9. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive, and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent in writing to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities, and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment, or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:	to the Trustee, its agents, and attorneys for amounts due under Section 7.7;

Second:	to holders of Senior Debt to the extent required by Article 10;

Third:	to Holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Fourth:	to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to the Certificateholders pursuant to this Section 6.10, and such record date shall be no later than the 15th day of the month preceding the payment date.

16

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and power vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1)	The Trustee need perform only those duties that are specifically set forth in this Indenture and no duties, covenants, responsibilities, or obligations shall be implied in this Indenture against the Trustee; and

(2)	In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)	This paragraph does not limit the effect of paragraph (b) of this Section;

(2)	The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)	The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)	The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under this Indenture or in the exercise of any of its rights or powers, if it has reasonable grounds to believe repayment of the funds or adequate indemnity against the risk or liability is not reasonably assured to it.

17

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section and to the provisions of the TIA.

(e) The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability, or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may expressly agree with the Company. Money held in trust by the Trustee need not be segregated from the other funds except to the extent required by law.

(g) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority in principal amount of the Notes at the time outstanding given pursuant to Section 6.5 of this Indenture, relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture.

Section 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance of the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

18

(g) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(h) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(i) The Trustee will not be required to investigate any facts or matters stated in any document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit. If the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

Section 7.3. Individual Rights of Trustee.

Subject to Section 7.1:

(a)	The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

(b)	The Company shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Section 313(d) of the TIA.

Section 7.4. Trustee’s Disclaimer.

The Trustee makes no representation at to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes.

Section 7.5. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of the Notes a notice of the Default or Event of Default within ninety (90) days after it occurs. Except in the case of a Default or Event of Default in payment on a Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders of the Notes.

Section 7.6. Reports by Trustee to Holders.

Within 60 days after the reporting date stated in Section 11.10, the Trustee shall mail to Certificateholders a brief report dated as of such reporting date that complies with Section 313(a) of the TIA. The Trustee also shall comply with Section 313(b)(2) of the TIA.

A copy of each report at the time of its mailing to Certificateholders shall be filed with the SEC and each stock exchange on which the Notes are listed. The Company shall notify the Trustee when the Notes are listed on any stock exchange.

19

Section 7.7. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee or any predecessor Trustee and each of their respective officers, agents (including, for purposes of illustration and not of limitation, any custodian and other Person employed to act hereunder by the Trustee), directors, and employees for, and hold them harmless against any and all loss, damage, claims, liability, or expense incurred by it or them arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself or themselves against any claim (whether asserted by the Company, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its or their powers or duties hereunder, or in connection with enforcing the provisions of this Section, except as set forth in the next two paragraphs. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense.

The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company shall not be required to pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The Company shall not be required to reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence, willful misconduct, or bad faith.

To secure the Company’s payment of obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, including that held in trust to pay principal and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(d) or (e) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

20

The Trustee may resign by so notifying the Company. The Trustee may be removed with respect to the Notes by the Holders of a majority in principal amount of the then outstanding Demand Notes by so notifying the Trustee and the Company. The Company may remove the Trustee if:

(a)	the Trustee fails to comply with Section 7.10;

(b)	the Trustee is adjudged a bankrupt or an insolvent or any order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)	a Custodian or public officer takes charge of the Trustee or its property;

(d)	the Trustee becomes incapable of action; or

(e)	in the judgment of the Company, comparable services are available from another entity qualifying under Section 7.10 at a materially lower cost to the Company.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, a successor Trustee may be appointed by act of the Holders of a majority in principal amount of the then outstanding Notes to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder of the Notes may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers, and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders of Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

Section 7.9. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.

21

Section 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a)(1), 310(a)(2), and 310(a)(5) of the TIA. The Trustee shall always have a combined capital and surplus as stated in the TIA. The Trustee is subject to Section 310(b) of the TIA. Section 11.10 lists any excluded indenture or trust agreement.

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to Section 311(a) of the TIA, excluding any creditor relationship described in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated therein.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1. Termination of Company’s Obligations.

This Indenture shall cease to be of further effect (except that the Company’s obligations under Sections 7.7 and 8.5 shall survive) when all outstanding Notes theretofore issued have been identified to the Trustee for cancellation. In addition, the Company may terminate its obligations under this Indenture if:

(a)	the Notes then outstanding are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption; and

(b)	the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without reinvestment) to pay the principal and interest on the Notes on the stated date for payment or on the redemption date. The Company may make the deposit only during the one-year period and only if Article 11 permits it.

However, the Company’s obligations in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 4.1, 6.7, and 6.8, and in Article 10, shall survive until no Notes are outstanding. Thereafter, only the Company’s obligations in Sections 7.7 and 8.5 shall survive.

If a deposit is made pursuant to this Section 8.1, the Trustee, upon request, shall acknowledge in writing the discharge of the Company’s obligations under this Indenture, except for those surviving obligations specified above.

In order to have money available on a payment date to pay principal and interest on the Notes, the U.S. Government Obligations shall be payable as to principal and interest on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer’s option.

“U.S. Government Obligations” means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

22

Section 8.2. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.3.

(b) Upon the Company’s exercise under Section 8.2(a) hereof of the option applicable to this Section 8.2(b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.3, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 hereof and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)	the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such Section 8.4, payments in respect of the principal of and interest on such Demand Notes when such payments are due;

(2)	the Company’s obligations with respect to such Notes under Article 2 and Section 4.1 hereof;

(3)	the rights, powers, trusts, duties, and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(4)	the provisions of this Article 8 applicable to Legal Defeasance.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.2(b) notwithstanding the prior exercise of its option under Section 8.2(c) hereof.

(c) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.3 hereof, be released from their respective obligations under the covenants contained in Sections 4.2 and 4.4 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.3 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent, or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition, or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, clause (c) of Section 6.1 hereof shall not constitute an Event of Default.

23

Section 8.3. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) hereof to the outstanding Notes:

(a)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal and interest on the Notes on the stated date for payment or on the redemption date;

(b)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(a)	the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, the Holders will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)	no Default shall have occurred and be continuing on the date of such deposit;

24

(e)	the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, this Indenture or a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)	the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying, or defrauding any other of its creditors; and

(g)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions provided for in clauses (a) through (f) of this Section 8.3 (in the case of the Officer’s Certificate), as applicable, and clauses (b), if applicable, and/or (c) and (e) of this Section 8.3 (in the case of the Opinion of Counsel) have been complied with.

Section 8.4. Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.1. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal and interest on the Notes. Money and Notes so held in trust are not subject to Article 10.

Section 8.5. Repayment to the Company.

The Trustee and the Paying Agent shall promptly pay to the Company upon request any money or Notes held by them at any time in excess of amounts required to be so held hereunder.

The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal and interest that remains unclaimed for two years. After payment to the Company, Certificateholders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

ARTICLE 9

AMENDMENTS

Section 9.1. Without Consent of Holders.

The Company and the Trustee may amend this Indenture or the Notes without the consent of the Holders of the Notes by Company Order:

(a)	to cure any ambiguity, defect, or inconsistency;

25

(b)	to comply with Article 5;

(c)	to provide for certificated Notes in addition to uncertificated Notes;

(d)	to increase the aggregate principal amount of Notes which may be delivered under this Indenture;

(e)	to make any change that does not adversely affect the legal rights hereunder of the Holders of the Notes; or

(f)	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture with the TIA.

After an amendment under this Section becomes effective, the Company shall mail to the Holders of the Notes affected by such amendment a notice briefly describing the amendment.

Section 9.2. With Consent of Holders.

The Company and the Trustee may amend this Indenture or the Notes with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes. However, without the consent of each Certificateholder affected, an amendment under this Section may not:

(a)	reduce the amount of Notes whose Holders must consent to an amendment;

(b)	reduce the principal of or change the demand payment nature of any Note;

(c)	make any Note payable in money other than that stated in such Note;

(d)	make any change in Section 6.4, Section 6.7, or Section 9.2; or

(e)	make any change in Article 10 that adversely affects the rights of any Certificateholder.

An amendment under this Section may not make any change that adversely affects the rights under Article 10 of any holder of an issue of Senior Debt unless the holders of the issue pursuant to its terms consent to the change or the change is otherwise permissible.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided, that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

After an amendment under this Section becomes effective, the Company shall mail to the Holders of the Notes affected by such amendment a notice briefly describing the amendment.

26

Section 9.3. Compliance with Trust Indenture Act.

Every amendment to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.4. Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notification of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Notes.

Section 9.5. Notation on or Exchange of Notes.

The Company may place an appropriate notation about an amendment or waiver on any Note (or confirmation thereof) thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate, if the Trustee is acting as Registrar, new Notes that reflect the amendment or waiver.

Section 9.6. Trustee Protected.

The Trustee shall sign all supplemental indentures and shall be fully protected in doing so, except that the Trustee need not sign any supplemental indenture that adversely affects its rights. The Trustee shall be entitled to receive, and shall be fully protected in relying on, an Opinion of Counsel and an Officer’s Certificate, which shall be provided at the expense of the Company.

ARTICLE 10

SUBORDINATION

Section 10.1. Agreement to Subordinate.

The Company agrees, and each Certificateholder by accepting a Note agrees, that the indebtedness evidenced by the Note is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt.

Section 10.2. Certain Definitions.

“Debt” means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures, or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above.

27

“Representative” means the indenture trustee or other trustee, agent, or representative for an issue of Senior Debt.

“Senior Debt” means all Debt (present or future) created, incurred, assumed, or guaranteed by the Company (and all renewals, extensions, or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Notes. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, (ii) all Debt of the Company maintained with banks and finance companies and any line of credit to be obtained by the Company in the future and (iii) all Debt of the Company obtained from Affiliates. Notwithstanding anything herein to the contrary, Senior Debt shall not include Debt of the Company to any of its subsidiaries or under the Notes.

Section 10.3. Liquidation; Dissolution; Bankruptcy.

Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership, or similar proceeding relating to the Company or its property:

(a)	holders of Senior Debt shall be entitled to receive payment in full in cash of the principal and interest (including interest accruing after the commencement of any such proceeding) to the date of payment, on the Senior Debt before Certificateholders shall be entitled to receive any payment of principal and interest on Notes; and

(b)	until the Senior Debt is paid in full in cash, any distribution to which Certificateholders would be entitled but for this Article shall be made to holders of Senior Debt as their interest may appear, except that Holders of Notes may receive Notes that are subordinated to Senior Debt to at least the same extent as such Notes.

Section 10.4. Default on Senior Debt.

Upon the maturity of any Senior Debt by lapse of time, acceleration, or otherwise, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment is made by the Company or any person acting on behalf of the Company on account of the principal and interest on the Notes.

The Company may not pay principal and interest on the Notes and may not acquire Notes for cash or property other than capital stock of the Company if:

(a)	a default on Senior Debt occurs and is continuing that permits holders of such Senior Debt to accelerate its maturity, and

28

(b)	the default is the subject of judicial proceedings or the Company receives a notice of the default from a person who may give it pursuant to Section 10.12. If the Company receives any such notice, a similar notice received within nine (9) months thereafter relating to the same default on the same issue of Senior Debt shall not be effective for purposes of this Section.

The Company may resume payments on the Notes and may acquire them when:

(a)	the default is cured or waived, or

(b)	one hundred twenty (120) days pass after the notice is given if the default is not the subject of judicial proceedings, if this Article otherwise permits the payment or acquisition at that time.

Section 10.5. Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration. The Company may pay Holders of the Notes when one hundred twenty (120) days pass after the acceleration occurs if this Article permits the payment at that time.

Section 10.6. When Distribution Must Be Paid Over.

In the event that, notwithstanding the provisions of Section 10.4, the Company shall make any payment to the Trustee on account of the principal and interest on the Notes, two (2) business days after the happening of a default in payment of the principal or interest on Senior Debt, or two (2) business days after receipt by the Company and the Trustee of written notice as provided in Sections 10.4 and 10.12 of an Event of Default or an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default with respect to any Senior Debt, then, unless and until such Default or Event of Default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Debt (pro rata as to each of such holders on the basis of the respective amounts of Senior Debt held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

If a distribution is made to the Holders of Notes that because of this Article should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

29

Section 10.7. Notice by Company.

The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of principal and interest on the Notes to violate this Article, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt provided in this Article. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7.

Section 10.8. Subrogation.

After all Senior Debt is paid in full and until the Notes are paid in full, Holders of the then outstanding Notes shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent distributions otherwise payable to such Holders have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt which otherwise would have been made to Certificateholders is not, as between the Company and Certificateholders, a payment by the Company on Senior Debt.

Section 10.9. Relative Rights.

This Article defines the relative rights of Certificateholders and holders of Senior Debt. Nothing said in this indenture shall:

(a)	impair, as between the Company and Certificateholders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(b)	affect the relative rights of Certificateholders and creditors of the Company other than holders of Senior Debt; or

(c)	prevent the Trustee or any Certificateholder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Certificateholders.

If the Company fails because of this Article to pay principal and interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 10.10. Subordination may not be Impaired by Company.

No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

Section 10.11. Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

30

Section 10.12. Rights of Trustee and Paying Agent.

The Trustee or Paying Agent may continue to make payments on the Notes until it receives notice of facts that would cause a payment of principal and interest on the Notes to violate this Article. Only the Company, a Representative, or a holder of an issue of Senior Debt that has no Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Debt with same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 10.13. Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Debt or subject to the restrictions set forth in this Article 10, and none of the Holders of the Notes shall be obligated to pay over any such amount to the Company or any holder of Senior Debt of the Company or any other creditor of the Company.

Section 10.14. Trustee Not Fiduciary for Holders of Senior Debt.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders of the Notes or the Company or any other person, money or assets to which any holders of Senior Debt of the Company shall be entitled by virtue of this Article 10 or otherwise.

ARTICLE 11

MISCELLANEOUS

Section 11.1. TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

Section 11.2. Notices.

Any notice by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first-class mail to the other’s address stated in Section 11.10. The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice to a Certificateholder shall be mailed by first-class mail to the address shown on the register kept by the Registrar or such other name and addresses as provided to the Trustee pursuant to Sections 313(c)(2) and (3) of the TIA. Failure to mail a notice or communication to a Certificateholder or any defect in it shall not affect its sufficiency with respect to other Certificateholders.

31

If a notice is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Certificateholders, it shall mail a copy to the Trustee and each Agent at the same time.

All other notices shall be in writing.

Section 11.3. Communication by Holders With Other Holders.

Certificateholders may communicate pursuant to Section 312(b) of the TIA with other Certificateholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar, and anyone else shall have the protection of Section 312(c) of the TIA.

Section 11.4. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)	an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action and the other items detailed in Section 11.5 have been complied with; and

(b)	an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent and the other items detailed in Section 11.5 have been complied with.

Section 11.5. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)	a statement that the person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

32

Section 11.6. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or a meeting of Certificateholders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.7. Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday, or a day on which banking institutions are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8. No Recourse Against Others.

All liability described in the Notes of any member, manager, director, officer, employee, or stockholder, as such, of the Company and the Trustee is waived and released. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.9. Duplicate Originals.

The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.

Section 11.10. Variable Provisions.

The Company initially appoints itself as Paying Agent and Registrar.

The first Officer’s Certificate pursuant to Section 4.3 shall be for the fiscal year ending on December 31, 2022.

The reporting date for Section 7.6 is May 15 of each year. The first reporting date is May 15, 2023.

The Company’s address is:

13241 Bartram Park Blvd.

Suite 2401

Jacksonville, Florida 32258

Attention: Dan Wallach

The Trustee’s address is:

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

2 Concourse Parkway, Suite 800

Atlanta, Georgia 30328

Attention: Account Manager - Shepherd’s Finance, LLC

33

Section 11.11. Governing Law.

The internal laws of the State of Delaware shall govern this Indenture and the Notes.

Section 11.12. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan, or debt agreement of the Company or a Subsidiary. Any such indenture, loan, or debt agreement may not be used to interpret this Indenture.

Section 11.13. Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.14. Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal, or unenforceable, then the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto hereby execute this Indenture as of the date first written.

COMPANY:

SHEPHERD’S FINANCE, LLC

By:	s/ Daniel M. Wallach
Daniel M. Wallach, Chief Executive Officer

TRUSTEE:

U.S. Bank Trust Company, National Association

By:	/s/ April Bright
April Bright, Assistant Vice President

34

Exhibit A

FORM OF FIXED RATE SUBORDINATED NOTE

OF

SHEPHERD’S FINANCE, LLC

Fixed Rate Subordinated Note

___________ __, 20__

No. ____	Jacksonville, Florida

Subject to the restrictions in Section 6 below, ___________________________________from the date hereof, Shepherd’s Finance, LLC (the “Company”) promises to pay ___________________________ DOLLARS at the main office of the Company, 13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258 and to pay interest thereon at the rate of ____% (percent) per annum, in accordance with Section 1 below.

This is one of a duly authorized issue of Fixed Rate Subordinated Notes of the Company (the “Notes”) issued under and subject in all respects to the terms of an Indenture dated as of September 16, 2022 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all supplemental indentures for a statement of the respective rights of the Company, the Trustee, the agents of the Company, and the Trustee and the holders of the Notes. All capitalized terms used, but not defined, in this Note have the meanings assigned to them in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner herein prescribed.

1. Interest. Interest will be calculated based on the actual number of days the Note is outstanding based on a 365/366 day year. Interest will be earned daily and payable monthly or at maturity at the holder’s request. If the holder elects to receive interest at maturity rather than monthly, interest will be compounded monthly. If any payment of the Note is due on a Legal Holiday, then the holder will not be entitled to payment of the amount due until the following day that is not a Legal Holiday, and no interest will be due as a result of such delay. If the holder elects to receive interest monthly, interest will be paid on the first business day (not a Legal Holiday) of every month (each an “Interest Payment Date”). The first Interest Payment Date will be the month following the month of the Date of Issue, except that if a Note is issued within the last 10 days preceding an Interest Payment Date, the first interest payment will be made on the next succeeding Interest Payment Date. No payments of interest under fifty dollars will be made, with any interest payment under fifty dollars accruing and earning interest on a monthly compounding basis until the payment due is at least fifty dollars on an Interest Payment Date.

2. Redemption by Company. Subject to the restrictions of Section 6 below and in accordance with the procedures set forth in Article 3 of the Indenture, this Note may be redeemed by the Company prior to maturity for a redemption price equal to the principal amount, plus any unpaid interest thereon to the date of redemption. Notice of redemption shall be given by mail to the holder of this Note (the “Noteholder”) at the holder’s last address as it appears on the records of the Company not less than 30 nor more than 60 days prior to the date fixed for redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the date of redemption set forth in the notice of redemption at the redemption price. On or before the redemption date, the Company shall set aside money sufficient to pay the redemption price of all Notes to be redeemed on that date.

3. Redemption at Request of Noteholder.

(a) BEGINNING 180 DAYS AFTER THE ISSUANCE DATE, AT THE WRITTEN REQUEST OF THE NOTEHOLDER DELIVERED TO THE COMPANY, THE COMPANY MAY, AT ITS OPTION AND SUBJECT TO THE RESTRICTIONS OF SECTION 6 BELOW, BUT SHALL NOT BE REQUIRED TO, REDEEM THIS NOTE for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Note, as adjusted, at the stated rate to the redemption date minus an amount equal to the interest that would be payable thereon at the rate stated above for a 180-day period.

(b) NOTWITHSTANDING THE FOREGOING SECTION 3(a), IF THIS NOTE (i) ON THE DATE OF ISSUE HAD A DURATION OF 36 MONTHS, AND (ii) HAS A DATE OF ISSUE OF FEBRUARY 4, 2020 OR AFTER, THEN, AT THE WRITTEN REQUEST DELIVERED TO THE COMPANY BY THE NOTEHOLDER, THE COMPANY SHALL, SUBJECT TO THE RESTRICTIONS OF SECTION 6 BELOW, REDEEM ALL OR A PORTION OF THIS NOTE (AS REQUESTED BY THE NOTEHOLDER) for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Note at the stated rate to the redemption date, as follows:

(1) The Company shall redeem up to $10,000 of this Note within 7 days of the redemption request;

(2) The Company shall redeem up to an additional $90,000 of this Note within 30 days of the redemption request;

(3) The Company shall redeem any remaining amount of this Note requested to be redeemed within 90 days of the redemption request; and

(4) The Company shall redeem all or a portion of this Note if requested by the Noteholder, regardless of amount, within 1 business day but only if the Noteholder immediately upon redemption invests the entirety of the proceeds from such redemption in another security then-offered by the Company; provided, however, the Noteholder may only reinvest in another Note with a duration that is equal to or greater than the period remaining until the maturity date of the Note to be redeemed.

For purposes of determining the length of time within which the Company must redeem all or a portion of this Note under this Section 3(b), the dollar amount of a given redemption request will be added to any amount or amounts of this Note previously requested to be redeemed that were redeemed by the Company.

(c) NOTWITHSTANDING THE FOREGOING SECTION 3(a), AT THE WRITTEN REQUEST DELIVERED TO THE COMPANY BY THE NOTEHOLDER, THE COMPANY SHALL, SUBJECT TO THE RESTRICTIONS OF SECTION 6 BELOW, REDEEM ALL OR A PORTION OF THIS NOTE (AS REQUESTED BY THE NOTEHOLDER) for a redemption price equal to the principal amount plus an amount equal to the unpaid interest thereon for this Note at the stated rate to the redemption date within 1 business day, but only if the Noteholder immediately upon redemption invests the entirety of the proceeds from such redemption in another Note or another security then-offered by the Company, if any; provided, however, (i) a Noteholder may only reinvest in another Note with a duration that is equal to or greater than the period remaining until the maturity date of the Note to be redeemed and (ii) a Noteholder may only reinvest in a Note with a duration of 36 months if the Note to be redeemed had a duration of 36 months on the Date of Issue.

4. Redemption Upon Death of Noteholder. Upon the death of the Noteholder, the Company shall be required to redeem this Note at the date of the Noteholder’s death, as requested in the manner, and subject to the limitations, set forth below. The redemption price shall be equal to 100% of the principal amount of the Note plus accrued interest on a daily basis to the redemption date. Redemption of this Note shall be made as soon as reasonably possible, based on the Company’s then current case position and needs, but generally within two weeks following the receipt by the Company or the Trustee of all of the following:

(a) a written request for redemption signed by a duly authorized representative of the Noteholder, which request shall set forth the name of the Noteholder, the date of death of the Noteholder and the principal amount of this Note;

(b) evidence satisfactory to the Trustee and the Company of the death of the Noteholder and the authority of the representative to such extent as may be required by the Trustee or Company.

This Note shall not be entitled to redemption pursuant to this Section 4 unless the Note has been registered in the Noteholder’s name since its Date of Issue.

Authorized representatives of the Noteholder shall include the following: executors, administrators, or other legal representatives of an estate; trustees of a trust; joint owner of the Note owned in joint tenancy or tenancy by the entirety; attorneys-in-fact; and other persons generally recognized as having legal authority to act on behalf of another.

5. Reinvestment Option at Maturity. Between 30 and 60 days prior to the maturity date of this Note, the Company will deliver a notice of the maturity date to the Noteholder and, if the Company is offering any reinvestment options and has an effective offering available, a form containing options to reinvest the proceeds of this Note upon maturity in a new Note that is being offered in such offering. The reinvestment form will contain the terms of Notes being offered at that time and the Noteholder may select one of the reinvestment options offered. If the Noteholder properly completes, executes, and returns the reinvestment form at least 5 business days prior to the maturity date, the proceeds of this Note will be deemed reinvested under the reinvestment terms selected and a new Note will be issued by the Company within 5 business days after the maturity date of this Note. If the Noteholder does not return a properly completed reinvestment form within the time period prescribed herein or there are no reinvestment options offered by the Company, then the Company will pay the principal amount plus any unpaid interest to the Noteholder at maturity.

6. Subordination. This Note is subordinated, in all rights to payment and in all other respects, to Senior Debt. Senior Debt means all Debt (present or future) created, incurred, assumed, or guaranteed by the Company (and all renewals, extensions, or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the Notes. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, (ii) all Debt of the Company maintained with banks and finance companies and any line of credit to be obtained by the Company in the future and (iii) all Debt of the Company obtained from Affiliates. Notwithstanding anything herein to the contrary, Senior Debt shall not include Debt of the Company to any of its subsidiaries or under the Notes. Any other Fixed Rate Subordinated Notes issued by the Company pursuant to a public or private offering thereof shall be pari passu with this Note and shall not constitute Senior Debt. Debt means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures, or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above. The Company agrees, and the Noteholder by accepting this Note agrees, to the subordination provisions set forth in Article 10 of the Indenture.

7. Amendments and Waivers. As permitted in the Indenture, the Indenture, other than the subordination provisions, may be amended and the rights and obligations of the Company and the rights of the holders of the Notes under the Indenture modified at any time by the Company with the consent of the Trustee and holders of a majority in principal amount of the then outstanding Notes. The Company and the Trustee may not modify the Indenture without the consent of each holder affected if the modification (i) affects the terms of payment of, the principal of, or any interest on, any Note; (ii) changes the percentage of Noteholders who consent to a waiver or modification as required; (iii) affects the subordination provisions of the Indenture in a manner that adversely affects the right of any holder; or (iv) waives any Event of Default in the payment of principal of, or interest on, any Note. As permitted by the Indenture, the Trustee and holders of a majority in principal amount of the then outstanding Notes, on behalf of the holders of all Notes, may waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences, except an Event of Default in the payment of principal or of interest on the Notes.

8. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the principal of and accrued interest on all Notes may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture generally provides that an Event of Default occurs if: (i) the Company fails to pay any installment of interest on a Note when the same becomes due and payable and the failure to pay continues for a period of thirty (30) days; (ii) the Company fails to pay the principal of any Note when the same becomes due and payable at maturity, upon redemption or otherwise, and the failure to pay continues for a period of thirty (30) days; (iii) the Company fails to comply with any of its other agreements in, or the provisions of, the Note or the Indenture and such failure is not cured or waived within sixty (60) days after receipt by the Company of a specific written notice from the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes; and (iv) the Company becomes subject to certain events of bankruptcy or insolvency.

9. Transfer. As provided in the Indenture, this Note is transferable only on the Note register maintained by the Registrar, upon surrender of this Note for transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Registrar duly executed by, the registered holder hereof or such holder’s attorney duly authorized in writing, a copy of which authorization must be delivered with any such instrument of transfer, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. A service fee may be charged to replace a lost or stolen Note, to transfer this Note, or to issue a replacement payment check. The Company, the Trustee, and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. The Company currently serves as the Registrar and Paying Agent for the Notes.

10. Owners. The registered Noteholder shall be treated as the owner of the Note for all purposes.

11. No Recourse. A member, manager, director, officer, employee, or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, or in respect of such obligations or their creation. The Noteholder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

THIS NOTE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its company name by an Officer at Jacksonville, Florida, on the date first written above.

SHEPHERD’S FINANCE, LLC

By:
Name:
Title: